Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Fourth Quarter 2022 Financial and Operating Results, the Divestiture of Tres Palacios for $335 Million, and Provides 2023 Guidance and Outlook

Delivered full-year 2022 net income of $72.5 million and Adjusted EBITDA1 of $762.1 million, a 27% increase year-over-year, driven by expanded operations in the Williston and Delaware Basins from the Oasis Midstream, Sendero Midstream, and CPJV acquisitions offset by the Barnett and Marcellus divestitures; efficient integration of acquired assets led to cost savings and commercial synergies offset by extreme weather events and producer development delays in fourth quarter 2022

Divestiture of Tres Palacios for $335 million; Crestwood’s 50% interest yields $167.5 million of cash proceeds which will be used for debt paydown and to accelerate leverage reduction; non-core asset sale at a significant premium to current market multiples largely completes Crestwood’s midstream portfolio realignment with a focus on core G&P areas

Expect 2023 Adjusted EBITDA of $780 million to $860 million and growth capital investment of $135 million to $155 million, driving positive free cash flow after distributions of approximately $50 million at the midpoint

2023 capital projects to include gathering system expansions and new supply connections from recent acquisitions; free cash flow allocation priorities focus on debt paydown and enhancing balance sheet strength in 2023

HOUSTON, TEXAS, February 21, 2023 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended December 31, 2022.

Fourth Quarter and Full-Year 2022 Financial Highlights1

•

Fourth quarter 2022 net income of $53.9 million, compared to net income of $78.6 million in fourth quarter 2021; full-year 2022 net income of $72.5 million, compared to a net loss of $37.4 million in 2021

•

Fourth quarter 2022 Adjusted EBITDA of $200.3 million, compared to $149.1 million in the fourth quarter 2021, an increase of 34% year-over-year; full-year Adjusted EBITDA of $762.1 million, compared to $600.1 million in 2021, an increase of 27%

•

Fourth quarter 2022 distributable cash flow (“DCF”) to common unitholders of $110.8 million, compared to $91.1 million in the fourth quarter 2021, an increase of 22% year-over-year, resulting in a coverage ratio of 1.6x

•

Ended the quarter with approximately $3.4 billion of total debt, including $1.1 billion drawn on the revolving credit facilities, resulting in a consolidated leverage ratio of 4.2x (4.0x pro forma for the sale of Tres Palacios)

[1]	Please see non-GAAP reconciliation tables included at the end of the press release.

-more-

NEWS RELEASE

•

Announced fourth quarter 2022 cash distribution of $0.655 per common unit, or $2.62 per common unit on an annualized basis, an approximate 5% increase year-over-year, payable on February 14, 2023, to unitholders of record as of February 7, 2023

Recent Developments

•

On January 17, 2023, Crestwood Midstream Partners LP (“CMLP”), a wholly owned subsidiary of Crestwood, issued $600 million of 7.375% senior unsecured notes due 2031. Crestwood used the proceeds of the issuance to repay borrowings on the corporate revolving credit facility and to repay and terminate the Crestwood Permian Basin Holdings LLC (“CPJV”) revolving credit facility. Pro forma for the senior notes issuance, Crestwood has approximately $525 million drawn on its $1.75 billion corporate revolving credit facility.

•

On February 20, 2023, Crestwood and Brookfield Infrastructure (“Brookfield”) announced that they entered into an agreement to sell Tres Palacios Gas Storage (“Tres Palacios”) for $335 million. Crestwood will receive approximately $168 million for its 50% interest in the storage facility and plans to use all sale proceeds to reduce borrowings on its revolving credit facility. The transaction is expected to close in the second quarter 2023 subject to customary regulatory approvals.

Management Commentary

“2022 was another transformational year for Crestwood as we continued to realign our midstream portfolio by expanding in the Williston, Delaware, and Powder River Basins, which are highly economic, oil-weighted resource plays, while divesting our Barnett and Marcellus assets which were non-core, gas-weighted, and low-growth. We have continued that strategy with the recent sale of our Tres Palacios natural gas storage facility to reduce debt and improve our balance sheet,” commented Robert G. Phillips, Founder, Chairman, and Chief Executive Officer of Crestwood.

“While we are disappointed in last year’s operating and financial results due to the impact of severe weather events, upstream consolidation, and oilfield services and labor constraints on producer drilling and development activity, we are excited about current 2023 rig activity and planned customer developments on our G&P assets. Moreover, this year we will be focused on realizing additional merger synergies and further commercialization of our systems, as we continue to integrate and expand the Oasis Midstream and Sendero Midstream assets with a measured capital program to capture the significant supply potential based on years of drilling inventory, which was a key component of the acquisitions last year.”

Mr. Phillips continued, “In 2023, our Adjusted EBITDA guidance range of $780 million to $860 million is pro forma for the sale of Tres Palacios and represents 8% year-over-year growth at the midpoint. Our 2023 growth capital program is estimated to be $135 million to $155 million, a reduction of more than 20% from last year, with approximately 90% focused on our Williston and Delaware Basin operations. Based on current producer plans, we expect to connect approximately 260 wells in 2023, an increase of approximately 15% year-over-year. Overall, our financial strategy in 2023 remains focused on operational execution, investments in high returning system expansions, increasing volumes, growing free cash flow, and reducing our outstanding debt.”

NEWS RELEASE

Mr. Phillips concluded, “The divestiture of Tres Palacios represents Crestwood’s fourth non-core divestiture over the last two years and largely completes our strategic realignment around oil-weighted resource plays. I would like to thank the Tres Palacios employees for their hard work and dedication over the past thirteen years who have done an exceptional job managing this strategic storage asset through various commodity and weather cycles. These divestitures, at highly compelling valuations, have enabled the company to maintain a solid balance sheet while transitioning the portfolio and helping to finance growth in the Williston, Delaware, and Powder River Basins. As a result, Crestwood is a stronger and more resilient company than it was a few years ago, with an impressive producer customer portfolio and a significant inventory of highly economic acreage dedications under long-term contracts, which we think will drive a top-tier yield investment opportunity for our unitholders.”

Fourth Quarter 2022 Results and 2023 Outlook

Gathering and Processing North

Gathering and Processing North segment EBITDA totaled $140.8 million in the fourth quarter 2022, compared to $116.5 million in the fourth quarter 2021, an increase of 21% year-over-year. Segment EBITDA increased year-over-year as a result of the contribution from the Oasis Midstream LP (“Oasis Midstream”) assets acquired in the Williston Basin and the impact of higher commodity prices on the Arrow system’s percent-of-proceeds (POP) contracts.

Williston Basin

During the fourth quarter 2022, crude oil gathering volumes averaged 76 MBbls/d, natural gas gathering volumes averaged 243 MMcf/d, natural gas processing volumes averaged 275 MMcf/d, and produced water gathering volumes averaged 152 MBbls/d. Natural gas gathering, natural gas processing, and produced water gathering volumes increased year-over-year by 72%, 108%, and 67%, respectively, due to expanded operations as a result of the Oasis Midstream acquisition. Producers connected 21 wells across Crestwood’s footprint during the fourth quarter, resulting in a full-year total of 86 wells, and have subsequently connected 23 wells in January 2023. Crestwood invested $26 million in the fourth quarter, approximately 90% of which was related to the continued build-out of the western portion of the Rough Rider system to service Chord Energy Inc. (NASDAQ: CHRD) (“Chord”) dedicated acreage.

In 2023, Crestwood expects to connect 115 to 125 wells across the Arrow and Rough Rider systems based on current producer drilling and completion schedules. Crestwood’s capital investments in the Williston Basin, approximately 50% of the company’s 2023 capital program, will include the continued buildout of a three-product gathering system for Chord’s Painted Woods and City of Williston acreage as well as smaller system expansions and compression projects to support new volumes across the Arrow and Rough Rider assets. Crestwood anticipates an average of four to five rigs operating on its dedicated acreage during 2023, driving approximately 5% to 10% volumetric growth year-over-year.

Powder River Basin

During the fourth quarter 2022, gathering volumes averaged 106 MMcf/d and natural gas processing volumes averaged 104 MMcf/d. Natural gas gathering and processing volumes increased year-over-year by 3% and 4%, respectively, driven by new wells connected to the Jackalope system during 2022. In 2023, Crestwood expects producers to connect between 10 to 20 wells as Continental Resources, its largest customer in the basin, continues to delineate its acreage position targeting multiple formations. Crestwood’s capital investments in the Powder River Basin are expected to be minimal and include well connects and minor system expansions. Crestwood anticipates an average of one to two rigs operating on its dedicated acreage during 2023.

NEWS RELEASE

Gathering & Processing South

Gathering and Processing South segment EBITDA totaled $45.1 million in the fourth quarter 2022, compared to $29.5 million in the fourth quarter 2021, an increase of 53% year-over-year. Both periods exclude losses on long-lived assets. Segment EBITDA increased year-over-year driven primarily by the contribution of the Sendero Midstream Partners LP (“Sendero Midstream”) and the CPJV assets acquired in July 2022 and continued producer development in the Delaware Basin, offset by the divestitures of the Barnett and Marcellus assets in 2022.

Delaware Basin

During the fourth quarter 2022, natural gas gathering volumes averaged 504 MMcf/d, natural gas processing volumes averaged 408 MMcf/d, produced water gathering volumes averaged 153 MBbls/d, and crude oil gathering volumes averaged 21 MBbls/d. Natural gas gathering and natural gas processing volumes increased year-over-year by 101% and 265%, respectively, due to the contribution of the Sendero Midstream assets and significant volume growth on the Willow Lake system in New Mexico. Produced water gathering volumes increased year-over-year by more than eight times due to the integration of Oasis Midstream’s Panther assets as well as volume growth on the Desert Hills system. Producers connected 35 wells across Crestwood’s footprint during the fourth quarter, resulting in a full-year total of 128 wells. Crestwood invested $36 million in the fourth quarter, the majority of which was related to the expansion of the Panther crude oil and produced water gathering and disposal system as well as compression expansions on the Sendero system.

In 2023, Crestwood expects to connect 120 to 130 wells across its gathering systems in the Delaware Basin based on current producer drilling and completion schedules. Crestwood’s capital investments in the Delaware Basin, approximately 40% of the company’s 2023 capital program, will include compression expansions in New Mexico and well connects across Crestwood’s gathering assets. Crestwood anticipates an average of seven to eight rigs operating on its dedicated acreage during 2023, driving 10% to 15% volume growth year-over-year.

Storage & Logistics

Storage & Logistics segment EBITDA totaled $25.9 million in the fourth quarter 2022, compared to $13.9 million in the fourth quarter 2021. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. Fourth quarter segment EBITDA was impacted by realized losses on commodity price hedges entered into to partially mitigate commodity price exposure from Crestwood’s gathering and processing segments’ contracts that have POP structures. In 2023, Crestwood expects S&L segment earnings to return to normalized levels with adjusted EBITDA of $100 million to $110 million, as the NGL Logistics business should benefit from incremental margin opportunities due to contango in the forward NGL pricing curves.

2023 Financial Guidance

Crestwood’s 2023 guidance reflects the general business updates noted above and the most recent development plans from customers. In addition, the guidance range assumes the divestiture of Tres Palacios closes in April 2023. These projections are subject to risks and uncertainties in the “Forward-Looking Statements” section at the end of this release.

NEWS RELEASE

•	Net income of $310 million to $390 million

•	Adjusted EBITDA of $780 million to $860 million

•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing North	$570	—	$620
Gathering & Processing South	170	—	190
Storage & Logistics	100	—	110
Less: Corporate G&A	(60)		(60)

FY 2023 Totals	$780	—	$860

•	Distributable cash flow available to common unitholders of $430 million to $510 million

•	Free cash flow after distributions of $10 million to $90 million

•	Full-year coverage ratio of 1.6x to 1.8x based on annual distribution of $2.62 per common unit

•	Year-end 2023 leverage ratio between 3.7x and 4.1x

•	Growth capital spending in the range of $135 million to $155 million

•	Maintenance capital spending in the range of $25 million to $30 million

Strategic Update and Capital Allocation Priorities

In 2023, Crestwood has shifted its focus from regional consolidation to maximizing throughput on available capacity across its expanded gathering and processing systems while reducing costs and capital requirements. Crestwood expects positive free cash flow after distributions of approximately $50 million at the guidance midpoint in 2023, which will be allocated to debt paydown, with a long-term leverage ratio target of less than 3.5x. Crestwood plans to keep the distribution flat at $2.62 per common unit in 2023 and will consider additional distribution increases and common or preferred unit buybacks dependent on leverage reduction targets.

Capitalization and Liquidity Update

Crestwood invested approximately $66 million in the fourth quarter 2022 and $188 million during full-year 2022 in growth capital projects (excluding litigation related capital pertaining to the Bear Den II processing plant), approximately $10 million below the low end of the 2022 growth capital guidance range. As of December 31, 2022, Crestwood had approximately $3.4 billion of debt outstanding, comprised of $2.25 billion of fixed-rate senior notes and $1.1 billion outstanding under its two revolving credit facilities, resulting in a consolidated leverage ratio of 4.2x.

NEWS RELEASE

On January 17, 2023, Crestwood issued $600 million of 7.375% senior unsecured notes and used the proceeds to repay borrowings on its corporate revolving credit facility and to repay and terminate the CPJV credit facility. Pro forma for the issuance of new senior notes and the expected closing of Tres Palacios in second quarter 2023, Crestwood will have $3.2 billion of long-term debt outstanding, including $2.85 billion of fixed-rate senior notes and approximately $360 million outstanding under its $1.75 billion revolving credit facility, and a consolidated leverage ratio of 4.0x.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) that pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

In January 2023, Crestwood was one of three midstream companies included in the 2023 Bloomberg Gender-Equality Index (GEI). This marks the third consecutive year being included in the GEI and validates the company’s commitment to advancing diversity, equity and inclusion within the organization. Crestwood continues to advance its carbon management plan across its portfolio, including at its newly acquired assets, and remains on track to publish its fifth annual sustainability report in June 2023. For more information on Crestwood’s approach to sustainability, please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	J.P. Morgan Global High Yield & Leveraged Finance Conference, Miami, FL, March 6 - 8, 2023

•	51st Annual Scotia Howard Weil Energy Conference, Miami, FL, March 6 - 8, 2023

2022 K-1 Tax Packages

Crestwood’s K-1 tax packages are expected to be made available online and mailed by mid-March 2023. Once available, K-1s can be found online at www.taxpackagesupport.com/CEQP for the common units, www.taxpackagesupport.com/CEQP_Preferred for the preferred units, and www.taxpackagesupport.com/oasis for Oasis Midstream for January 1 - 31, 2022.

2022 Annual Report Form 10-K

Crestwood plans to file its annual report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2022, by February 27, 2023. The 10-K report will be available to view, print or download on the Investors page of Crestwood’s website at www.crestwoodlp.com. Crestwood will also provide a printed copy of the annual report on Form 10-K, free of charge upon request. Such requests should be directed in writing via email to investorrelations@crestwoodlp.com or via mail to Investor Relations, 811 Main St., Suite 3400, Houston, TX 77002.

NEWS RELEASE

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least ten minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and free cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. To learn more about Crestwood Equity Partners LP, visit www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Source: Crestwood Equity Partners LP

NEWS RELEASE

Crestwood Equity Partners LP

Investor Contacts

Andrew Thorington, 713-381-3028

andrew.thorington@crestwoolp.com

Vice President, Finance & Investor Relations

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues	$1,402.9	$1,380.4	$6,000.7	$4,569.0
Costs of products/services sold	1,132.7	1,133.6	4,997.1	3,843.9
Operating expenses and other:
Operations and maintenance	52.1	30.8	196.1	121.0
General and administrative	26.6	30.2	130.4	97.6
Depreciation, amortization and accretion	86.6	61.6	328.9	244.2
Loss on long-lived assets, net	0.8	20.0	187.7	39.6
Gain on acquisition	—	—	(75.3)	—

	166.1	142.6	767.8	502.4
Operating income	104.1	104.2	235.8	222.7
Earnings (loss) from unconsolidated affiliates, net	3.5	5.5	15.7	(120.4)
Interest and debt expense, net	(53.6)	(30.1)	(177.4)	(132.1)
Loss on modification/extinguishment of debt	—	(0.8)	—	(7.5)
Other income (expense), net	0.1	(0.1)	0.3	0.1

Income (loss) before income taxes	54.1	78.7	74.4	(37.2)
Provision for income taxes	(0.2)	(0.1)	(1.9)	(0.2)

Net income (loss)	53.9	78.6	72.5	(37.4)
Net income attributable to non-controlling partner	10.4	10.4	41.2	41.1

Net income (loss) attributable to Crestwood Equity Partners LP	43.5	68.2	31.3	(78.5)
Net income attributable to preferred units	15.1	15.1	60.1	60.1

Net income (loss) attributable to partners	$28.4	$53.1	$(28.8)	$(138.6)

Net income (loss) per limited partner unit:
Basic	$0.27	$0.84	$(0.29)	$(2.11)

Diluted	$0.26	$0.79	$(0.29)	$(2.11)

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

(unaudited)

	December 31,
	2022	2021
Cash	$7.5	$13.3
Outstanding debt:
Revolving Credit Facilities	$1,129.1	$282.0
Senior Notes	2,250.0	1,800.0
Other	26.7	0.2

Subtotal	3,405.8	2,082.2
Less: deferred financing costs, net	27.5	29.9

Total debt	$3,378.3	$2,052.3

Partners’ capital
Total partners’ capital	$1,907.2	$1,099.6
Common units outstanding	104.6	63.0

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$53.9	$78.6	$72.5	$(37.4)
Interest and debt expense, net	53.6	30.1	177.4	132.1
Loss on modification/extinguishment of debt	—	0.8	—	7.5
Provision for income taxes	0.2	0.1	1.9	0.2
Depreciation, amortization and accretion	86.6	61.6	328.9	244.2

EBITDA(a)	$194.3	$171.2	$580.7	$346.6
Significant items impacting EBITDA:
Unit-based compensation charges	10.4	12.1	37.2	34.9
Loss on long-lived assets, net	0.8	20.0	187.7	39.6
Gain on acquisition	—	—	(75.3)	—
(Earnings) loss from unconsolidated affiliates, net	(3.5)	(5.5)	(15.7)	120.4
Adjusted EBITDA from unconsolidated affiliates, net	5.8	10.5	30.0	67.0
Change in fair value of commodity inventory-related derivative contracts	(9.8)	(62.4)	(14.4)	(13.5)
Significant transaction and environmental related costs and other items	2.3	3.2	31.9	5.1

Adjusted EBITDA(a)	$200.3	$149.1	$762.1	$600.1
Distributable Cash Flow(b)
Adjusted EBITDA(a)	$200.3	$149.1	$762.1	$600.1
Cash interest expense(c)	(54.2)	(28.6)	(178.2)	(125.9)
Maintenance capital expenditures(d)	(13.5)	(6.2)	(28.7)	(19.3)
Adjusted EBITDA from unconsolidated affiliates, net	(5.8)	(10.5)	(30.0)	(67.0)
Distributable cash flow from unconsolidated affiliates	5.6	9.3	28.0	62.6
PRB cash received in excess of recognized revenues(e)	4.1	3.5	16.8	22.1
Provision for income taxes	(0.2)	(0.1)	(1.9)	(0.2)

Distributable cash flow attributable to CEQP	136.3	116.5	568.1	472.4
Distributions to preferred	(15.1)	(15.1)	(60.1)	(60.1)
Distributions to Niobrara preferred	(10.4)	(10.3)	(41.4)	(41.2)

Distributable cash flow attributable to CEQP common	$110.8	$91.1	$466.6	$371.1

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses and impairments on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts are not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with U.S. GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with U.S. GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating Cash Flows to Adjusted EBITDA
Net cash provided by operating activities	$161.9	$53.8	$439.2	$426.7
Net changes in operating assets and liabilities	(9.6)	121.5	114.3	6.7
Amortization of debt-related deferred costs	(0.5)	(1.6)	(2.2)	(6.7)
Interest and debt expense, net	53.6	30.1	177.4	132.1
Unit-based compensation charges	(10.4)	(12.1)	(37.2)	(34.9)
Loss on long-lived assets, net	(0.8)	(20.0)	(187.7)	(39.6)
Gain on acquisition	—	—	75.3	—
(Earnings) loss from unconsolidated affiliates, net, adjusted for cash distributions received	(0.2)	(0.5)	0.7	(138.0)
Deferred income taxes	—	—	(1.1)	0.4
Provision for income taxes	0.2	0.1	1.9	0.2
Other non-cash income (expense)	0.1	(0.1)	0.1	(0.3)

EBITDA(a)	$194.3	$171.2	$580.7	$346.6
Unit-based compensation charges	10.4	12.1	37.2	34.9
Loss on long-lived assets, net	0.8	20.0	187.7	39.6
Gain on acquisition	—	—	(75.3)	—
(Earnings) loss from unconsolidated affiliates, net	(3.5)	(5.5)	(15.7)	120.4
Adjusted EBITDA from unconsolidated affiliates, net	5.8	10.5	30.0	67.0
Change in fair value of commodity inventory-related derivative contracts	(9.8)	(62.4)	(14.4)	(13.5)
Significant transaction and environmental related costs and other items	2.3	3.2	31.9	5.1

Adjusted EBITDA(a)	$200.3	$149.1	$762.1	$600.1
Distributable Cash Flow (b)
Adjusted EBITDA (a)	$200.3	$149.1	$762.1	$600.1
Cash interest expense (c)	(54.2)	(28.6)	(178.2)	(125.9)
Maintenance capital expenditures (d)	(13.5)	(6.2)	(28.7)	(19.3)
Adjusted EBITDA from unconsolidated affiliates, net	(5.8)	(10.5)	(30.0)	(67.0)
Distributable cash flow from unconsolidated affiliates	5.6	9.3	28.0	62.6
PRB cash received in excess of recognized revenues (e)	4.1	3.5	16.8	22.1
Provision for income taxes	(0.2)	(0.1)	(1.9)	(0.2)

Distributable cash flow attributable to CEQP	136.3	116.5	568.1	472.4
Distributions to preferred	(15.1)	(15.1)	(60.1)	(60.1)
Distributions to Niobrara preferred	(10.4)	(10.3)	(41.4)	(41.2)

Distributable cash flow attributable to CEQP common	$110.8	$91.1	$466.6	$371.1
Free Cash Flow After Distributions (f)
Distributable cash flow attributable to CEQP common	$110.8	$91.1	$466.6	$371.1
Less: Growth capital expenditures	65.7	18.6	191.6	59.5
Less: Distributions to common unitholders(g)	68.9	39.7	265.8	157.6

Free cash flow after distributions	$(23.8)	$32.8	$9.2	$154.0

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses and impairments on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of

NEWS RELEASE

commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts are not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with U.S. GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with U.S. GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(f)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with U.S. GAAP as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.

(g)

The year ended December 31, 2022, excludes $7.4 million of distributions made on August 12, 2022 related to 11.3 million CEQP common units issued in conjunction with the acquisition of the remaining 50% equity interest in Crestwood Permian Basin Holdings LLC on July 11, 2022. The three months and year ended December 31, 2021, excludes $21.1 million of distributions made on February 14, 2022 to legacy Oasis Midstream unitholders.

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CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Gathering and Processing North
Revenues	$329.5	$296.0	$1,537.9	$1,034.0
Costs of product/services sold	162.0	166.8	848.6	553.2
Operations and maintenance expense	26.7	12.9	105.3	51.1
Gain on long-lived assets, net	—	0.2	—	0.4

EBITDA	$140.8	$116.5	$584.0	$430.1
Gathering and Processing South
Revenues	$207.7	$29.9	$588.9	$105.9
Costs of product/services sold	149.9	0.1	399.5	0.9
Operations and maintenance expense	14.4	5.5	43.0	22.9
Loss on long-lived assets, net	(1.1)	(20.7)	(183.9)	(40.6)
Gain on acquisition	—	—	75.3	—
Earnings from unconsolidated affiliates, net	1.7	5.2	11.1	9.6

EBITDA	$44.0	$8.8	$48.9	$51.1
Storage and Logistics
Revenues	$865.7	$1,054.5	$3,873.9	$3,429.1
Costs of product/services sold	820.8	966.7	3,749.0	3,289.8
Operations and maintenance expense	11.0	12.4	47.8	47.0
Gain (loss) on long-lived assets, net	—	0.6	(4.1)	0.7
Earnings (loss) from unconsolidated affiliates, net	1.8	0.3	4.6	(130.0)

EBITDA	$35.7	$76.3	$77.6	$(37.0)

Total Segment EBITDA	$220.5	$201.6	$710.5	$444.2
Corporate	(26.2)	(30.4)	(129.8)	(97.6)

EBITDA	$194.3	$171.2	$580.7	$346.6

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CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Gathering and Processing North
Gas gathering volumes (MMcf/d)
Williston Basin	243.1	141.1	246.9	139.1
Powder River Basin	105.9	102.6	106.3	100.7

Total gas gathering volumes	349.0	243.7	353.2	239.8
Processing volumes (MMcf/d)
Williston Basin	275.4	132.2	279.1	132.4
Powder River Basin	103.5	99.2	103.2	97.7

Total processing volumes	378.9	231.4	382.3	230.1
Williston Basin
Crude oil gathering volumes (MBbls/d)	75.9	80.0	78.0	87.7
Water gathering volumes (MBbls/d)	151.6	90.7	164.9	86.4
Gathering and Processing South
Gas gathering volumes (MMcf/d)
Delaware Basin (a)	504.2	250.5	472.2	228.9
Marcellus(b)	203.3	221.4	209.8	227.3
Barnett(b)	—	228.2	212.9	218.2

Total gas gathering volumes	707.5	700.1	894.9	674.4
Processing volumes (MMcf/d)
Delaware Basin (a)	408.4	111.8	391.8	84.7
Barnett(b)	—	76.8	70.4	76.4

Total processing volumes	408.4	188.6	462.2	161.1
Delaware Basin - Crude oil gathering volumes (MBbls/d) (a)	20.5	—	21.4	—
Delaware Basin - Water gathering volumes (MBbls/d) (a)	152.7	17.5	131.3	39.5
Storage and Logistics
Tres Palacios Storage - firm contracted capacity (Bcf) (a)	29.1	28.8	29.0	29.2
% of operational capacity contracted	76%	75%	76%	76%
Firm storage services (MMcf/d) (a)	212.2	147.9	294.1	271.8
Interruptible services (MMcf/d) (a)	227.5	128.9	190.1	91.1
COLT Hub
Rail loading (MBbls/d)	12.8	35.8	14.0	43.5
Outbound pipeline (MBbls/d) (c)	24.7	18.0	25.0	16.7

(a)	Includes our 50% owned joint venture, operational data reported at 100%.
(b)	The Barnett assets and Marcellus assets were sold in July 2022 and October 2022, respectively.
(c)	Represents only throughput leaving the terminal.

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CRESTWOOD EQUITY PARTNERS LP

Full Year 2023 Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow Guidance

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

Expected 2023 Range
Low - High
Net Income Reconciliation
Net income (loss)	$310 - $390
Interest and debt expense, net (a)	225 - 230
Depreciation, amortization and accretion	325 - 335
Unit-based compensation charges	30 - 35
Earnings from unconsolidated affiliates	(130) - (135)
Adjusted EBITDA from unconsolidated affiliates	10 - 15

Adjusted EBITDA	$780 - $860
Cash interest expense (b)	(220) - (225)
Maintenance capital expenditures (c)	(25) - (30)
Adjusted EBITDA from unconsolidated affiliates	(10) - (15)
Distributable cash flow from unconsolidated affiliates	9 - 14
Cash distributions to preferred unitholders (d)	(101)

Distributable cash flow attributable to CEQP (e)	$430 - $510
Cash Flows from Operating Activities Reconciliation
Net cash provided by operating activities, net	$685 - $765
Interest and debt expense, net (a)	225 - 230
Adjusted EBITDA from unconsolidated affiliates	10 - 15
Earnings from unconsolidated affiliates	(130) - (135)
Amortization of debt-related deferred costs	(5) - (10)
Changes in operating assets and liabilities, net	(5) - (15)

Adjusted EBITDA	$780 - $860
Cash interest expense (b)	(220) - (225)
Maintenance capital expenditures (c)	(25) - (30)
Adjusted EBITDA from unconsolidated affiliates	(10) - (15)
Distributable cash flow from unconsolidated affiliates	9 - 14
Cash distributions to preferred unitholders (d)	(101)

Distributable cash flow attributable to CEQP (e)	$430 - $510
Less: Growth capital expenditures	135 - 155
Less: Distributions to common unitholders	276

Free cash flow after distributions(f)	$10 - $90

(a)	Includes gain (loss) on modification/extinguishment of debt, net
(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Includes cash distributions to preferred unitholders and Crestwood Niobrara preferred unitholders.
(e)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(f)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with generally accepted accounting principles as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.